Exhibit (a)(5)(C)

SEVERSTAL ANNOUNCES WAIVER OF ESSAR AGREEMENT TERMINATION CONDITION TO THE TENDER OFFER FOR ESMARK SHARES

MOSCOW, Russia – June 5, 2008: OAO Severstal (LSE: SVST; RTS: CHMF), one of the world’s leading metals and mining companies, today announced that it is waiving the Essar agreement termination condition to its previously announced tender offer to acquire all of the outstanding shares of common stock of Esmark Incorporated (NSDQ: ESMK), a manufacturer and distributor of flat rolled and other steel products. It had been a condition to the tender offer that Esmark validly terminate the Memorandum of Agreement, dated April 30, 2008, between Esmark and Essar Steel Holdings Limited and, if entered into prior to the expiration of the tender offer, the Agreement and Plan of Merger between Esmark and Essar Steel contemplated by the Memorandum of Agreement.

On May 30, 2008, Severstal commenced the all cash $17.00 per share tender offer to acquire Esmark shares.

All other terms and conditions of the tender offer remain the same, as set forth in the Offer to Purchase filed with the United States Securities and Exchange Commission on May 30, 2008. Severstal’s tender offer is scheduled to expire at 12:00 midnight, Eastern Daylight Time, on June 26, 2008, unless extended. Following completion of the tender offer, subject to the terms and conditions set forth in the Offer to Purchase, as amended, Severstal intends to consummate a second-step merger where all remaining Esmark stockholders will receive the same cash price paid in the tender offer, subject to any available appraisal rights under Delaware law. The tender offer is not conditioned on financing.

Merrill Lynch is the Dealer Manager and Citibank, N.A. is the Depositary for the tender offer. Questions and requests for documentation in connection with the tender offer may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

About Severstal:

OAO Severstal is an international metals and mining company with a listing on the Russian Trading System and the London Stock Exchange. Incorporated in 1993, the company focuses on high value added and unique niche products and has a successful track record of acquiring and integrating high-quality assets in North America and Europe. Severstal owns mining assets in Russia, thus securing its supplies of raw materials. In 2007, Severstal produced 17.5 million tons of steel. Revenues were $15.2 billion and EBITDA was $3.7 billion. EPS was $1.92.

Forward Looking Statements:

This press release may contain projections and other forward-looking statements regarding future events or the future financial performance of OAO Severstal (Severstal). Forward looking statements are identified by terms such as “expect,” “believe,” “anticipate,” “estimate,” “intend,” “will,” “could,” “may” or “might”, the negative of such terms, or other similar expressions. Severstal wishes to caution you that these statements are only predictions and that actual events or results may differ materially. Severstal does not intend to update these statements to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Factors that could cause the actual results to differ materially from those contained in projections or forward-looking statements of Severstal may include, among others, general economic conditions in the markets in which Severstal operates, the competitive environment in, and risks associated with operating in, such markets, market change in the steel and mining industries, as well as many other risks affecting Severstal and its operations.

Additional Information and Where to Find it

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER FOR ESMARK’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) FILED BY SEVERSTAL WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON MAY 30, 2008. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY SEVERSTAL WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, MACKENZIE PARTNERS, INC. (800) 322-2885 (TOLL-FREE) OR (212) 929-5500 (COLLECT).

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For further information:

Severstal

Dmitry Druzhinin, Investor Relations

Olga Antonova, Public Relations

+7 495 540 7766

Taylor Rafferty

Michael Henson

+1 212 889 4350 (o)

+1 917 902 0767 (m)

John Dudzinsky

+1 212 889 4350 (o)

+1 646 715 2980 (m)